EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
FLOWSERVE CORPORATION

Under Section 807 of the Business Corporation Law

Pursuant to the provisions of Section 807 of the Business Corporation Law, I, the undersigned officer of FLOWSERVE CORPORATION, a New York corporation (the “Corporation”), do hereby certify:

1. The name of the Corporation is Flowserve Corporation. The name under which the Corporation was formed is Duriron Castings Company.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 1, 1912.

3. The amendments to the Certificate of Incorporation effected by this Certificate are as follows:

Article THIRD to the Certificate of Incorporation is hereby amended to increase the aggregate amount of authorized shares by 185,000,000 to 306,000,000 shares by increasing the amount of authorized Common Stock by 185,000,000 to 305,000,000 shares.

4. To accomplish the foregoing amendments, the text of the Certificate of Incorporation is hereby restated as amended in its entirety to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

5. In accordance with Section 803(a) of the Business Corporation Law, this amendment to the Certificate of Incorporation was duly authorized by the board of directors and by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders held on May 23, 2013.

6. The restatement of the Certificate of Incorporation herein provided for was authorized by the vote of holders of outstanding shares of the Corporation entitled to vote on the said restatement of the Certificate of Incorporation, having not less than the minimum requisite proportion of votes.

The text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
FLOWSERVE CORPORATION

FIRST: The name of the corporation is Flowserve Corporation.

SECOND: The purposes for which the corporation is formed are as follows:

To manufacture, fabricate, cast, machine, mold, develop, process, assemble, purchase or otherwise acquire, sell, lease or otherwise dispose of, and in all ways handle and deal in any or all of the following, and to carry on any trade or business incident thereto, connected therewith or in furtherance thereof:

(a)	Pumps, valves, pipe and fittings, filters, anodes, fans, heat exchangers, castings, motors and chemical and other process equipment of all kinds;

(b)
All kinds of equipment, castings, molded products, articles and supplies used or useful in the manufacturing, transferring, handling or disposal of corrosive or erosive compounds, liquids, or gases or in controlling corrosive or erosive environments of any kind;

(c)
All kinds of equipment, components, parts, articles and supplies used or useful in controlling friction or any other mechanical property, function, action or performance or to seal, lubricate or otherwise control or promote movement or flow of solids, liquids and gases of every kind or nature;

(d)	Metals, metallurgical alloys and any article in the manufacture or composition of which any alloy or metallurgical compound is a factor;

(e)
Non-metallic molded and machined products of all compositions and types and chemicals, chemical compounds and related products of all kinds, including any article in the manufacture or composition of which chemicals, chemical compounds or related products are a factor.

To purchase or otherwise acquire, hold, own, sell or otherwise dispose of real property, improved or unimproved, and personal property, tangible or intangible, including, without limitation, goods, wares and merchandise of every description and the securities and obligations of any issuer.

In addition to the foregoing, the purpose for which the corporation is formed is to engage in any lawful act or activity; provided, however, the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 306,000,000 of which 1,000,000 shares, of the par value of $1.00 each, shall be Preferred Stock and 305,000,000 shares, of the par value of $1.25 each, shall be Common Stock. The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as shall distinguish the shares thereof from the shares of all other series and (i) may have such number of shares to constitute each series, which number may be from time to time increased or decreased, but not below the number of shares thereof then outstanding; (ii) may have such voting powers, full or limited, or may be without voting powers; (iii) may be subject to redemption at such time or times and at such prices and on such terms; (iv) may have the benefit of a sinking fund to be applied to the purchase or redemption of such shares, in such amount and applied in such manner; (v) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends on any other class or classes or series of stock of the corporation; (vi) may have such rights upon the dissolution of, or upon any distribution of assets of, the corporation; (vii) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments; and (viii) shall have such other relative rights, preferences and limitations, all as shall hereafter be fixed by the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors of the corporation pursuant to authority so to do which is hereby expressly vested in said Board of Directors.

FOURTH: No holder of shares of any class of the corporation shall have any preemptive rights with respect to, or any preemptive rights to purchase or subscribe for, any shares of any class or other securities of any kind of the corporation.

FIFTH: The office of the corporation is to be located in New York County, State of New York.

SIXTH: The corporation hereby designates the Secretary of State of New York as its agent upon whom process in any action or proceeding against it may be served within the State of New York and the address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is:

Flowserve Corporation
c/o CT Corporation System
111 Eighth Avenue
New York, New York 10011

SEVENTH: Its duration is to be perpetual.

EIGHTH: The number of Directors of the corporation shall be such as from time to time shall be fixed by the By-Laws of the corporation, but shall not be less than three. Any of the following actions may be taken by the shareholders of the corporation only by vote of the holders of a majority of all outstanding shares entitled to vote thereon: (a) adoption, amendment or repeal of any by-law, or any provision of this Certificate of Incorporation, relating to (i) the number, classification and terms of office of Directors, (ii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iii) the removal of Directors, (iv) the power of the Board of Directors to adopt amend or repeal by-laws of the corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; or (b) any amendment or repeal of this Article EIGHTH. Nothing contained in this Article EIGHTH shall in any way limit the power of the Board of Directors to adopt, amend or repeal by-laws of the corporation.

NINTH: Beginning at the 2013 annual meeting of shareholders, the directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2014 annual meeting of shareholders. At the 2014 annual meeting of shareholders, the directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2015 annual meeting of shareholders. At the 2015 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, each director shall be elected for a term expiring at the next annual meeting of shareholders and until such director's successor shall have been elected and qualified, except in the case of the director's prior death, resignation, retirement, disqualification or removal from office.

TENTH:

(a)    The affirmative vote of the holders of at least two thirds of all outstanding shares of capital stock entitled to vote thereon shall be required to authorize, adopt or approve any of the following:

(i)	Any plan of merger or consolidation of the corporation with or into any Related Corporation or any affiliate of a Related Corporation;

(ii)	Any sale, lease, exchange or other disposition of all or substantially all the assets of the corporation to or with any Related Corporation or any affiliate of a Related Corporation;

(iii)
Any issuance or delivery of capital stock or other securities of the corporation in exchange or payment for all or substantially all the assets of any Related Corporation or any affiliate of a Related Corporation; and

(iv)	Any amendment or deletion of this Article TENTH.

(b)    As used in this Article TENTH, the following terms shall have the following meanings:

(i)
“Related Corporation” shall mean any corporation which, together with its affiliates and associated persons owns, as of the record date for the determination of stockholders entitled to vote on the transaction in question, of record or beneficially, directly or indirectly, 10% or more of the shares of capital stock of the corporation entitled to vote on such transaction;

(ii)
An “affiliate” of a Related Corporation shall mean any individual, partnership, joint venture, trust, corporation or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Related Corporation; and

(iii)
An “associated person” of a Related Corporation shall mean any officer or director of, or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security of, such Related Corporation or any of its affiliates.

(c)    Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, as to whether any corporation is a Related Corporation or whether any person is an affiliate or an associated person of a Related Corporation, shall be conclusive and binding for all purposes of this Article TENTH.

ELEVENTH: Subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders of the corporation, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by (i) the Board of Directors, (ii) the Corporate Governance & Nominating Committee of the Board of Directors, (iii) the Chairman of the Board of Directors, the President or the Chief Executive Officer, or (iv) by the Secretary at the written request in proper form of one or more record holders having an aggregate “net long position” (defined below) of at least twenty-five percent (25%) of the outstanding Common Stock of the corporation, and having held such net long position continuously for at least one year prior to the date such request is delivered to the corporation (the “Requisite Percent”).

For purposes of determining the Requisite Percent, “net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934 (the “Exchange Act”) as in effect on June 4, 2012, provided that:

(i)
for purposes of such definition, in determining such holder's “short position,” the reference in such Rule to (A) “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant special meeting request and all dates in the one year period prior thereto, and (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock of the corporation on the New York Stock Exchange on such corresponding date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to the corporation, and (D) a “subject security” shall refer to the issued and outstanding Common Stock of the corporation; and

(ii)
the net long position of such holder shall be reduced by the number of shares as to which such holder does not, or will not, have the right to vote or direct the vote at such special meeting or as to which such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Whether the requesting holders have complied with the requirements of this Article ELEVENTH shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the corporation and the shareholders. The procedures for calling a special meeting of the shareholders of the corporation shall be established by the Board of Directors in the By-Laws of the corporation.

TWELFTH: The corporation hereby designates CT Corporation System, having an office at 111 Eighth Avenue, New York, New York 10011, as its registered agent upon whom process against it may be served.

THIRTEENTH: No director of this corporation shall be personally liable to this corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article THIRTEENTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under penalties of perjury, this 23rd day of May, 2013.

/s/ Carey A. O'Connor
Name: Carey A. O'Connor
Title: Senior Vice President and General Counsel

RESTATED CERTIFICATE OF INCORPORATION
OF
FLOWSERVE CORPORATION

Under Section 807 of the Business Corporation Law

Filed by:

Luke E. Alverson
Vice President, Assistant Corporate Secretary
5215 N. O'Connor Blvd., Ste. 2300
Irving, Texas 75039